As filed with the Securities and Exchange Commission on May 11, 2011
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
___________

The Hershey Company
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		23-0691590 (I.R.S. Employer Identification No.)
100 Crystal A Drive
Hershey, Pennsylvania 17033
(Address, including zip code of registrant’s principal executive office)

__________________________

THE HERSHEY COMPANY
EQUITY AND INCENTIVE COMPENSATION PLAN
(Full title of the plan)
___________
Burton H. Snyder, Esq.
Senior Vice President,
General Counsel and Secretary
The Hershey Company
100 Crystal A Drive
Hershey, Pennsylvania 17033
(717) 534-4200
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Thomas P. Desmond, Esq.
William K. Hadler, Esq.
Vedder Price P.C.
222 North LaSalle Street
Chicago, Illinois 60601
(312) 609-7500
___________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities and Exchange Act of 1934.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)(3)
Common Stock, $1.00 par value(1)	16,500,000 shares(1)	$56.35	$929,775,000.00	$107,946.88
(1)
Together with an indeterminate number of additional shares that may be necessary to adjust the number of shares reserved for issuance pursuant to The Hershey Company Equity and Incentive Compensation Plan, as amended and restated as a result of any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the Registrant pursuant to Rule 416(a).

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h)(1) based upon the average of the high and low sales prices for the Common Stock as reported on the New York Stock Exchange on May 6, 2011.

(3)
As of February 22, 2011, of the 52,000,000 shares previously approved by the stockholders, there were 21,392,336 shares of Common Stock subject to issuance pursuant to the outstanding awards and 3,418,266 shares reserved for future awards under The Hershey Company Equity and Incentive Compensation Plan, as amended and restated registered by Registration Statements on Form S-8 (File Nos. 333-143764, 333-52509, 33-45556 and 33-12718).  Registration fees of $21,862.22, $125,116.88, $57,304.69 and $10,876.00, respectively, were paid with respect to the shares registered in those filings.  The previously registered shares being carried forward together with the shares being registered hereby represent the total number of shares reserved for issuance under The Hershey Company Equity and Incentive Compensation Plan, as amended and restated.

___________

Pursuant to Rule 429 under the Securities Act of 1933, as amended, the document containing the information required by Part I of this Registration Statement on Form S-8 also relates to the Registrant’s shares of common stock previously registered on Registration Statements on Form S-8 (File Nos. 333-143764, 333-52509, 33-45556 and 33-12718).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

This Registration Statement relates to the registration of an additional 16,500,000 shares of common stock, $1.00 par value per share, of The Hershey Company, a Delaware corporation, (the “Registrant”) to be offered from time to time pursuant to The Hershey Company Equity and Incentive Compensation Plan, as amended and restated (the “Plan”), which is an amendment and restatement of The Hershey Company Equity and Incentive Compensation Plan.  The increase in the number of shares authorized to be issued under the Plan was approved by the Registrant’s stockholders on April 28, 2011.  Pursuant to the Registration Statements on Form S-8 (File Nos. 333-143764, 333-52509, 33-45556 and 33-12718) filed by the Registrant on June 14, 2007, May 13, 1998, February 5, 1992 and March 18, 1987, respectively, the Registrant has previously registered an aggregate of 52,000,000 shares of common stock (as adjusted to reflect all stock splits and stock dividends to date) of which 3,418,266 shares remain available for offer and sale under the Plan.  The contents of those Registration Statements (File Nos. 333-143764, 333-52509, 33-45556 and 33-12718) are incorporated herein by reference pursuant to General Instruction E to Form S-8.

The documents containing the information required by this Part I, which also relate to the shares of common stock being registered and remaining available for issuance under the Plan that were previously registered under the above-referenced Registration Statements, will be sent or given to those persons who participate in the Plan, all of whom are employees, non-employee directors or individuals who provide services to the Registrant or its subsidiaries as consultants, contractors or agency employees.  Such documents are not required to be filed with the Securities and Exchange Commission as a part of this Registration Statement or as an Exhibit.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended, by the Registrant, are incorporated in this Registration Statement by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC on February 18, 2011 (File No. 001-00183);

•	Proxy Statement on Schedule 14A for the Registrant’s 2011 annual meeting of stockholders, filed with the SEC on March 15, 2011 (File No. 001-00183);

•	Additional Proxy Statement materials on Schedule 14A for the Registrant’s 2011 annual meeting of stockholders, filed with the SEC on March 15, 2011 (File No. 001-00183);

•	Quarterly Report on Form 10-Q for the quarter ended April 3, 2011 (File No. 001-00183);

•	Current Reports on Form 8-K filed with the SEC since December 31, 2010; and

•	The description of the Registrant’s Common Stock, par value $1.00 per share, contained in the Registrant’s most recently filed Annual Report on Form 10-K (File No. 001-00183).

All documents subsequently filed by Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law grants each corporation organized thereunder the powers to indemnify any individual made party or threatened to be made party to any threatened, pending or completed action, suit or proceeding because the individual is or was a director, officer, employee or agent of the corporation, against actual and reasonable expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement incurred with respect to an action, suit or proceeding if the individual acted in good faith, and the individual reasonably believed:  (a) that the individual’s conduct was in the corporation’s best interests; (b) that the individual’s conduct was at least not opposed to the corporation’s best interests; and (c) in the case of any criminal proceeding, that the individual had no reasonable cause to believe the individual’s conduct was unlawful.  However, there will be limited or no indemnification for directors, officers, employees or agents adjudged to be liable to the corporation where such individuals are parties to any action by or in the right of the corporation.

Article VI of the Amended and Restated By-Laws of the Company provides as follows:

Section 1.  General.  The Company shall indemnify and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law as it presently exists or may be hereafter amended from time to time, any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”) by reason of the fact that such person, or a person for whom such person is the legal representative, is or was

(a)	a director or officer of the Company or its subsidiaries, or

(b)
a director, officer or employee of the Company and is or was serving at the request of the Company through designation by the Chief Executive Officer as a director, officer, employee, agent or fiduciary of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person’s behalf in connection with any such Proceeding.  However, except as provided for in Section 4 of this Article, the Company shall be required to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person only if the Proceeding (or part thereof) was or is authorized by the Board of Directors of the Company.

Section 2.  Advancement of Expenses.  The Company shall pay the reasonable expenses (including attorneys’ fees) as and when incurred by a director or officer of the Company in connection with any Proceeding described in Section 1 of this Article in advance of its final disposition, provided, however, that such payment shall be made only upon a receipt of an undertaking by the director or officer to repay all expenses (including attorneys’ fees) advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise.  Payment of such expenses (including attorneys’ fees) incurred by employees of the Company designated by the Chief Executive Officer in accordance with Section 1 of this Article may be made by the Board of Directors in its discretion upon such terms and conditions, if any, as it deems appropriate.

Section 3.  Rights Not Exclusive.  The rights conferred on any person by this Article shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, these By-laws, agreement, vote of stockholders or disinterested directors, or otherwise.  The indemnification and advancement of expenses provided for by this Article shall continue as to a person who has ceased to be a director, officer or employee described in Section 1 and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 4.  Claims.  If a claim by a director, officer or employee described in Section 1 for indemnification or advancement of expenses under this Article is not paid in full within thirty days after a written claim therefor has been received by the Company, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid in full all costs and expenses (including attorneys’ fees) of prosecuting such claim.  In any such action, the Company shall have the burden of proving that the claimant was not entitled to the requested indemnification or advancement of expenses under applicable law and this Article.

Section 5.  Limitation on Indemnification.  The Company’s obligation to indemnify or advance expenses under this Article to a person who is or was serving at the request of the Company (as provided for in Section 1) as a director, officer, employee, agent or fiduciary of any other corporation, partnership, joint venture, trust, nonprofit entity, employee benefit plan or other enterprise shall be secondary and supplemental to any indemnification obligation of such corporation, partnership, joint venture, trust, nonprofit entity, employee benefit plan or other enterprise, and any amounts otherwise payable under this Article shall be reduced by the amount such person is entitled to pursuant to such other indemnification.

Section 6.  Amendment or Repeal.  Any repeal or modification of the foregoing provisions of this Article shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to or at the time of such repeal or modification.

The effect of the foregoing provisions of the Delaware General Corporation Law and the Company’s Amended and Restated By-laws would be to permit such indemnification of officers and directors by the Company for liabilities arising under the Securities Act of 1933.

The Corporation’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

4.1
Restated Certificate of Incorporation, as amended, of The Hershey Company (incorporated by reference from Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2005).

4.2
By-Laws, as amended and restated as of October 5, 2010, of The Hershey Company (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on October 7, 2010).

4.3
The Hershey Company Equity and Incentive Compensation Plan, as amended and restated as of February 22, 2011 (included as Appendix B to the Registrant’s Schedule 14A filed with the SEC on March 15, 2011 and incorporated herein by reference).

5.1	Opinion of Burton H. Snyder.
23.1	Consent of KPMG LLP.
23.2	Consent of Burton H. Snyder (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).

 Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering; and

(4)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                (b)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Derry, County of Dauphin, Commonwealth of Pennsylvania, on May 11, 2011.

THE HERSHEY COMPANY

By:	/s/ Humberto P. Alfonso
Humberto P. Alfonso Senior Vice President, Chief Financial Officer

We, the undersigned directors and/or officers of The Hershey Company, and each of us, do hereby constitute and appoint each and any of David J. West, Burton H. Snyder, Susan M. Angele and Steven J. Holsinger, our true and lawful attorney and agent, with full power of substitution and resubstitution, to do any and all acts and things in our name and behalf in any and all capacities and to execute any and all instruments for us in our names in any and all capacities, which attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto; and we do hereby ratify and confirm all that said attorney and agent, or his substitute, shall do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ David J. West	President and Chief Executive Officer and Director	May 11, 2011
David J. West

/s/ Humberto P. Alfonso	Chief Financial Officer	May 11, 2011
Humberto P. Alfonso

/s/ David W. Tacka	Chief Accounting Officer	May 11, 2011
David W. Tacka

/s/ Pamela M. Arway	Director	May 11, 2011
Pamela M. Arway

/s/ Robert F. Cavanaugh	Director	May 11, 2011
Robert F. Cavanaugh

/s/ Charles A. Davis	Director	May 11, 2011
Charles A. Davis

Signature	Title	Date
/s/ James M. Mead	Director	May 11, 2011
James M. Mead

/s/ James E. Nevels	Director	May 11, 2011
James E. Nevels

/s/ Anthony J. Palmer	Director	May 11, 2011
Anthony J. Palmer

/s/ Thomas J. Ridge	Director	May 11, 2011
Thomas J. Ridge

/s/ David L. Shedlarz	Director	May 11, 2011
David L. Shedlarz

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit

4.1
Restated Certificate of Incorporation, as amended, of The Hershey Company (incorporated by reference from Exhibit 3 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended April 3, 2005).

4.2
By-Laws, as amended and restated as of October 5, 2010, of The Hershey Company (incorporated by reference from Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on October 7, 2010).

4.3
The Hershey Company Equity and Incentive Compensation Plan, as amended and restated as of February 22, 2011 (included as Appendix B to the Registrant’s Schedule 14A filed with the SEC on March 15, 2011 and incorporated herein by reference).

5.1	Opinion of Burton H. Snyder.
23.1	Consent of KPMG LLP.
23.2	Consent of Burton H. Snyder (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature pages of this Registration Statement).